Exhibit 10.23

                                    AGREEMENT

         This Agreement (the "Agreement") is executed this ___day of June, 2001, as agreed to by the parties on or before March 31, 2001, by and between Azul Holdings Inc., a Delaware corporation ("Azul"), and Tudor Trust, a trust of which Jeffrey L. Neuman is the sole trustee and current beneficiary ("Tudor Trust").

1.       Recitals.
         --------

               (a) On January  19,  2001,  the  secured  lenders  (the  "Secured
Lenders," including Tudor Trust and Azul) of PlazaBlue Inc., a Delaware corporation ("PlazaBlue"), completed their acquisition at a foreclosure sale of all of the assets of PlazaBlue.

               (b) By assignments dated effective as of January 19, 2001, the Secured Lenders assigned to 2001 Investments LLC, a Colorado limited liability company ("2001 Investments,") their interests in all of the assets of PlazaBlue acquired pursuant to the foreclosure sale.

               (c) Pursuant to the terms of this Agreement, Azul desires to transfer all of its membership units in 2001 Investments (the "Units") to Tudor Trust at Azul's cost for the Units plus interest accrued thereon in consideration for a reduction in like amount of certain indebtedness that Azul currently owes to Tudor Trust.

         2. Purchase and Sale. Azul hereby assigns, sells and transfers to Tudor Trust the Units at Azul's acquisition cost for the Units of $2,450,000.00 plus interest accrued thereon at the rate of 10% per annum compounded annually from July 1, 2000 to January 19, 2001, for a total of $2,562,465.28, together with interest accrued thereon at the rate of 8% per annum for the period January 20, 2001 to March 31, 2001, for a total value of $2,602,341.40, in consideration for a reduction in like amount of Azul's indebtedness to Tudor Trust resulting from advances made by Tudor Trust to Azul after June 19, 2000 pursuant to the Fourth Amendment to the Second Amended and Restated Secured Advance Facility Loan Agreement between Azul and Tudor Trust dated effective as of June 19, 2000. Such assignment, sale and transfer shall include all of Azul's right, title and interest in and with respect to the Units.

         Azul represents and warrants that it is the owner of the Units free and clear of all liens, encumbrances and restrictions other than those imposed by the Operating Agreement of 2001 Investments. Azul and Tudor Trust each represents and warrants to the other that its performance of this Agreement has been duly approved in accordance with its respective governing documents.
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         3. Miscellaneous Provisions.

               (a) This Agreement represents the entire agreement between Tudor Trust and Azul with respect to the subject matter herein.

               (b) This Agreement shall be governed by the laws of the State of Colorado.

               (c) This Agreement shall be binding upon and inure to the benefit of Azul and Tudor Trust and their respect successors, heirs and assigns.

               (d) This Agreement may be executed by facsimile.





                                   TUDOR TRUST



                                          By:___________________________
                                             Jeffrey L. Neuman, sole trustee


                                          AZUL HOLDINGS INC.,
                                          a Delaware corporation



                                          By: /S/ EDWARD S. WITTMAN
                                              ---------------------
                                              Edward S. Wittman, Vice President
                                              and Chief Financial Officer